THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A GENERALLY ACCEPTABLE FORM, THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE  SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON ANY EXERCISE HEREOF MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

           Date of Issuance: [____], 2009

No. ____________	For the Purchase
of  [____] shares
of Common Stock

WARRANT TO PURCHASE
COMMON STOCK
OF
ZOO ENTERTAINMENT, INC.
(A DELAWARE CORPORATION)

ZOO ENTERTAINMENT, INC., a Delaware corporation (the “Company”), for value received, hereby certifies that [________] (including any designee, successor, or assignee, the “Holder”), is entitled, subject to the terms set forth herein, to purchase from the Company, at any time or from time to time on or after the date hereof (the “Initial Exercise Date”) and at or before 5:00 p.m. New York City time on [_____], 2014 (the “Expiration Date”), [_____] shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), at a purchase price per share equal to $0.01 per share (the “Exercise Price”). The shares of stock issuable upon exercise of this Warrant, and the purchase price per share, are hereinafter referred to as the “Warrant Stock” or “Warrant Shares”, and the “Purchase Price,” respectively.

This Warrant is being issued pursuant to a Securities Purchase Agreement and a Registration Rights Agreement between the Company and the initial Holder, each dated as of the date hereof (together with this Warrant and the other documents contemplated hereby and thereby, collectively, the “Transaction Documents”).  Capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement or the Registration Rights Agreement as applicable.

1.           Exercise.

1.1           Manner of Exercise; Payment in Cash.  This Warrant may be exercised by the Holder, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date, by delivery to the Company of the purchase form (the “Purchase Form”) appended hereto as Exhibit A duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, and, within three (3) Trading Days of the date that such Purchase Form is delivered to the Company, the Company shall have received the payment of the aggregate Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise.  Payment of the Purchase Price shall be in cash or by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds, unless the exercise is cashless pursuant to Section 1.4(a). Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Purchase Form is delivered to the Company.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased.  The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases.  The Company shall deliver any objection to any Purchase Form within three (3) Trading Days of receipt of such notice.  In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 1.1, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

1.2           Effectiveness.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Purchase Form is delivered to the Company as provided in Section 1.1 above.  At such time, the Person or Persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1.3 below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

1.3           Exercise and Delivery of Certificates.  As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten (10) Business Days thereafter, the Company, at its sole expense, will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(a)           A certificate or certificates for the number of full shares of Warrant Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 1.5 hereof; and

(b)           In case such exercise is in part only, the Company’s records shall be adjusted as provided in Section 1.1 above to reflect that this Warrant represents the right to acquire the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise together with any previous exercise.

(c)           In lieu of delivering physical certificates for the Warrant Shares, provided the Company’s Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program and that any legend upon the certificates for the Warrant Shares shall have been removed pursuant to the Purchase Agreement, upon request of the Holder, the Company shall use commercially reasonable best efforts to cause its transfer agent to electronically transmit such Warrant Shares to the Holder’s Deposit/Withdrawal at Custodian (DWAC) account with DTC.

(d)           In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing bid price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

1.4           Right to Convert Warrant into Stock: Net Issuance.

(a)           Right to Convert.  In addition to and without limiting the rights of the Holder under the terms of this Warrant, if at any time or from time to time the Warrant Stock is not registered pursuant to an effective registration statement, then from such time and continuing until the Warrant Stock is so registered, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Warrant Stock as provided in this Section 1.4 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any Purchase Price or any cash or other consideration) that number of shares of fully paid and nonassessable Warrant Stock equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in Section 1.4(c) hereof), which value shall be determined by subtracting (A) the aggregate Purchase Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date by (Y) the fair market value of one share of Warrant Stock on the Conversion Date.

Expressed as a formula, such conversion shall be computed as follows:

X           =           B-A
             Y

where:

X  =           the number of shares of Warrant Stock that may be issued to Holder

Y  =           the fair market value (FMV) of one share of Warrant Stock

A  =           the aggregate Warrant Price (i.e., Converted Warrant Shares x Purchase Price)

B  =           the aggregate FMV (i.e., FMV x Converted Warrant Shares)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date.

(b)           Method of Exercise.  If there is no registration statement then effective under the Securities Act, the Conversion Right may be exercised by the Holder by delivery of the Purchase Form in the form attached hereto as Exhibit A duly completed and executed and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 1.4(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right.  Such conversion shall be effective upon receipt by the Company of the aforesaid Purchase Form, or on such later date as is specified on the Purchase Form (the “Conversion Date”), and, at the election of the Holder hereof, may be made contingent upon the occurrence of any Fundamental Transaction (as defined in Section 2.4 hereof).  Certificates for the shares issuable upon exercise of the Conversion Right shall be issued as of the Conversion Date and shall be delivered to the Holder within ten (10) Business Days following the Conversion Date.

(c)           Determination of Fair Market Value.  For purposes of this Section 1.4, “fair market value” of a share of Warrant Stock as of a particular date (the “Determination Date”) shall be determined as follows:

(1)           If the Common Stock is traded on an exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) Stock Market, then the closing bid price on the day before the Determination Date; or

(2)           If the Common Stock is not traded on an exchange or on the NASDAQ Stock Market but is traded in the over-the-counter market, then the closing bid price on the day before the Determination Date; or

(3)           In the event that the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up with respect to the Common Stock under the Company’s Certificate of Incorporation, then the fair market value per share of the Warrant Stock shall be determined by aggregating all amounts to be payable per share to holders of the Common Stock in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Warrant Stock in liquidation, assuming for the purposes of this subsection (3) that all of the shares of Warrant Stock issuable upon exercise of all of the Warrants are outstanding at the Determination Date; or

(4)           In all other cases, the fair market value per share of the Warrant Stock shall be determined in good faith by the Company’s Board of Directors upon review of relevant factors.

1.5           Fractional Shares.  The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value of the Warrant Stock reasonably determined by The Board of Directors of the Company (and, in the case of a conversion of this Warrant, in accordance with Section 1.4(c)).

1.6           Limitations on Exercise.  For so long as Holder or any of its Affiliates hold any Preferred Shares, Warrants, Warrant Shares, or shares of Common Stock, neither Holder nor any Affiliate will engage or participate in any actions, plans or proposals which relate to or would result in the acquiring by Holder or any Affiliate of additional securities of the Company, alone or together with any other Person, which would result in Holder or any Affiliate beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of the Company.  To comply with this restriction, the aggregate number of Warrant Shares issuable upon exercise of the Warrant on any exercise date, when aggregated with all other shares of Common Stock deemed beneficially owned by the Holder and its Affiliates (whether acquired in connection with the transactions contemplated by the Transaction Documents or otherwise), shall not result in the Holder or any Affiliate beneficially owning or controlling more than 9.99% of all Common Stock outstanding on such exercise date, as determined in accordance with Section 13(d) of the Exchange Act.  In addition, as of any date, the aggregate number of shares of Common Stock with respect to which this Warrant is exercisable within 61 days, together with all other shares of Common Stock then beneficially owned (as such term is defined in Rule 13(d) under the Exchange Act) by Holder and its Affiliates, shall not exceed 9.99% of the total outstanding shares of Common Stock of the Company as of such date.

2.           Certain Adjustments.  The number of shares of Warrant Stock deliverable upon exercise of the Warrant shall be subject to adjustment from time to time as follows:

2.1           Subdivision, Consolidation, Reclassification or Change in Common Stock.  In the event of any subdivision, combination, consolidation, reclassification or other change of the Common Stock into a greater or lesser number or different class or classes of stock, the number of shares of Warrant Stock deliverable upon exercise of this Warrant shall be determined in accordance with the terms of the Certificate of Incorporation or other document effecting or otherwise determining such change. Any adjustment made pursuant to this Section 2.1 shall become effective immediately after the effective date in the case of a subdivision, combination, consolidation, reclassification or other change. Notwithstanding the foregoing, the Purchase Price for the shares of Warrant Stock deliverable upon exercise of this Warrant shall remain $0.01 per share.

2.2           Subdivision, Consolidation, Reclassification or Change in Warrant Stock.  In the event of any subdivision, combination, consolidation, reclassification or other change of the Warrant Stock into a lesser number or different class or classes of stock, the number of shares of Warrant Stock deliverable upon exercise of this Warrant shall be proportionally decreased.  In the event of any subdivision, combination, consolidation, reclassification or other change of the Warrant Stock into a greater number or different class or classes of stock, the number of shares of Warrant Stock deliverable upon exercise of this Warrant shall be proportionally increased.    Any adjustment made pursuant to this Section 2.2 shall become effective immediately after the effective date in the case of a subdivision, combination, consolidation, reclassification or other change. Notwithstanding the foregoing, the Purchase Price for the shares of Warrant Stock deliverable upon exercise of this Warrant shall remain $0.01 per share.

2.3           Dividends or Other Distributions.

(a)           In the event that the Company issues additional shares of Common Stock as a dividend or other distribution with respect to the Common Stock, the number of shares of Warrant Stock deliverable upon exercise of this Warrant shall be determined in accordance with the terms of the Certificate of Incorporation or other document effecting or otherwise determining such change.  Any adjustment made pursuant to this Section 2.3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. Notwithstanding the foregoing, the Purchase Price for the shares of Warrant Stock deliverable upon exercise of this Warrant shall remain $0.01 per share.

(b)           If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by Section 2.3(a) above), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then in each such case the Holder shall be entitled upon any partial or complete exercise of this Warrant to receive the amount of Distributed Property which would have been payable to the Holder had such Holder been the holder of such Warrant Shares on the record date for the determination of stockholders entitled to receive the Distributed Property.  The Company will at all times set aside in escrow and keep available for distribution to such holder upon exercise of this Warrant a portion of the Distributed Property to satisfy the distribution to which such Holder is entitled pursuant to this Section 2.3(b).  Any adjustment made pursuant to this Section 2.3(b) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution.

2.4           Fundamental Transactions.

(a)           If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property, or such offer is proposed and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each of the foregoing events described in clauses (i)-(v), a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, the number of shares of Common Stock of the successor or acquiring corporation (the “Successor Entity”) or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise, the Exercise Price shall remain $0.01 per share.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

(b)           The Company shall cause any Successor Entity to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 2.5(b) and shall, at the option of the Holder of this Warrant, deliver or cause to be delivered to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction).

(c)           Upon the occurrence of any Fundamental Transaction, the Successor Entity, if any, shall succeed to and be substituted for the Company (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company, and shall assume all of the obligations of the Company, under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

2.5           Certificate of Adjustment.  When any adjustment is required to be made in the kind or amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 2, the Company shall promptly provide to the Holder (pursuant to the notice provisions of Section 9 hereof) a certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment.  Delivery of such certificate shall be deemed to be a final and binding determination with respect to such adjustment unless challenged by the Holder within ten (10) Business Days of receipt thereof.

3.           Compliance with Securities Act.

3.1           Unregistered Securities.  The Holder acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any successor legislation (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock in the absence of (i) an effective registration statement under the Securities Act covering this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable “blue sky” or state securities law then in effect, or (ii) an opinion of counsel selected by the Holder that such registration and qualification are not required.  The Company may reasonably delay issuance of the Warrant Stock until completion of any action or obtaining of any consent, which the Company reasonably deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

3.2           Investment Compliance.  The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act, without prejudice, however, to the Holder’s right at all times to sell or otherwise dispose of all or any part of such Warrant or Warrant Shares in compliance with applicable federal and state securities laws.  Subject to the immediately preceding sentence, nothing contained in this Section 3.2 shall be deemed a representation or warranty by the Holder of any intent to hold the Warrant or Warrant Shares for any period of time.

3.3           Legend.  Certificates delivered to the Holder pursuant to Section 1.3 shall bear the following legend or a legend in substantially similar form and the Company shall have the obligation to remove such legend as set forth in Section 4.1 of the Purchase Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SELECTED BY HOLDER THAT AN EXEMPTION FROM REGISTRATION IS THEN AVAILABLE. THE SHARES REPRESENTED BY THIS CETIFICATE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

4.           Reservation of Stock.  The Company does not and will not have a sufficient number of shares of Common Stock authorized for the issuance of all Warrant Shares issuable upon exercise of this Warrant until such time as the effectiveness of the filing of an amendment to the Company’s Certificate of Incorporation authorizing a sufficient number of shares of Common Stock to permit such issuance.  This Warrant cannot be exercised until the prior effectiveness of the filing of such an amendment.  The Company covenants and agrees that, upon and subsequent to such effectiveness and until the Expiration Date, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of Warrant Stock and other securities and properties as from time to time shall be issuable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights and rights of first refusal or any other contingent purchase rights of persons other than the Holder. The Company will take all such action as may be necessary to assure that the Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any Trading Market upon which the Common Stock may be listed or quoted.

5.           Replacement of Warrants.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in standard form and in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

6.           Covenants and Obligations of Company.

6.1           The Company covenants that all Warrant Shares shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.

6.2           The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares; provided, however, that the Company shall be under no obligation to issue and deliver Warrant Shares to any transferee of the Holder if the transferee is a Person to whom the Warrant or Warrant Shares could not be sold under applicable securities laws or an exemption therefrom.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to the Holder hereunder, at law or in equity.

6.3           The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

7.           Transferability.  Subject to compliance with any applicable securities laws and the conditions set forth herein, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto as Exhibit B duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  The Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares without having a new Warrant issued.

8.           No Rights as Stockholder.  Until the exercise of this Warrant, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company including, without limitation, any voting rights.

9.           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 9 prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 9 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for all notices and communications shall be: (1) if to the Company: Zoo Entertainment, Inc., c/o Zoo Publishing, Inc., 3805 Edwards Road, Suite 605, Cincinnati, Ohio 45209, Facsimile No.: 513-278-0111, Attn: Mark Seremet, or such other address as the Company shall so notify the Holder, and (2) if to the Holder, to the most recent address and facsimile number furnished to the Company in writing by the Holder.  All notices, requests and other communications hereunder shall be deemed to have been given (i) by hand, at the time of the delivery thereof to the receiving party at the address of such party described above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next Business Day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth Business Day following the day such mailing is made.

10.           Amendment, Modification and Waiver.  This Warrant may be amended or modified with the written consent of the Company and the Holder.  Any waiver or consent hereunder must be in writing and shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

11.           Assignment.  This Warrant may not be assigned by the Company except to a Successor Entity in the event of a Fundamental Transaction.  This Warrant shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be amended only in writing signed by the Company and the Holder or their respective successors and assigns, as applicable.

12.           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, whenever Holder exercises a right, election, demand or option owed to Holder by the Company under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided (including any applicable cure period), then, prior to the performance by the Company of the Company’s related obligation, Holder may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

13.           Headings.  The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

14.           Governing Law.  This Warrant will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.  The Company agrees that all Proceedings concerning this Warrant or the transactions contemplated hereby may be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”) and hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that the Company is not personally subject to the jurisdiction of any such New York Court or that such Proceeding has been commenced in an improper or inconvenient forum.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

ZOO ENTERTAINMENT, INC. By: ______________ Name: David Fremed Title: Chief Financial Officer

EXHIBIT A

PURCHASE FORM

To:           ZOO ENTERTAINMENT, INC.

The undersigned pursuant to the provisions set forth in the attached Warrant (No. W-____), hereby irrevocably elects to (check one):

_____	(A)
purchase ___ shares of Common Stock, par value $0.001 per share (the “Common Stock”) of ZOO ENTERTAINMENT, INC., covered by such Warrant and herewith makes payment of $_____________, representing the full purchase price for such shares at the price per share provided for in such Warrant; or

_____	(B)	convert ___ Converted Warrant Shares into that number of shares of fully paid and nonassessable shares of Common Stock, determined pursuant to the provisions of Section 1.4 of the Warrant.

Desired Conversion Date:   _______________

By:
Print Name

Dated:

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:

Dated: _________ , 200_	(Please Print)

Holder’s Signature: __________________________

Holder’s Address: ___________________________

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever, unless this Warrant has previously been transferred in which case the Holder named above must be the prior transferee and current Holder.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.